EXHIBIT 2

Execution Version

SECURITIES SUBSCRIPTION AGREEMENT
THIS SECURITIES SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of June 25, 2020, between Hutchison China MediTech Limited, an exempted company incorporated in the Cayman Islands (the “Company”), and General Atlantic Singapore HCM Pte. Ltd., a company incorporated under the laws of Singapore (the “Purchaser”).  The Purchaser and the Company are sometimes each referred to herein as a “party” and collectively as the “parties.”
W I T N E S S E T H:
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for, securities of the Company as more fully described in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1	Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:
“ADSs” shall mean the American depositary shares issued by Deutsche Bank Trust Company Americas pursuant to the Deposit Agreement, each representing five of the Company’s Ordinary Shares.
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act; provided, however, that with respect to the Purchaser, no portfolio company of the Purchaser or its Affiliates (including General Atlantic Service Company, L.P.) shall be deemed to be an Affiliate of the Purchaser.
“Allowed Delay” shall have the meaning ascribed to such term in Section 4.3(c).
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day except any Saturday, any Sunday, any day which is a legal holiday in the United States, Hong Kong or Singapore or any day on which banking institutions in the State of New York, Hong Kong or Singapore are authorized or required by law or other governmental action to close.
 “Commission” means the United States Securities and Exchange Commission.
 “Deposit Agreement” means the deposit agreement, dated as of March 16, 2016 and amended on May 29, 2019, by and among the Company, Deutsche Bank Trust Company Americas, as depositary, and holders and beneficial holders from time to time of the ADSs.
“Dispose” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Ordinary Shares, ADSs or Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Ordinary Shares, ADSs or Ordinary Share

Equivalents, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.
“Environmental Laws” shall have the meaning ascribed to such term in Section 3.1(w).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” shall have the meaning ascribed to such term in Section 3.1(g).
 “HKSE” shall have the meaning ascribed to such term in Section 5.3.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Initial Closing” shall have the meaning ascribed to such term in Section 2.2.
“Initial Subscription Amount” shall have the meaning ascribed to such term in Section 2.1(a).
“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(m).
“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Lock-Up Period” shall have the meaning ascribed to such term in Section 4.1.
“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(a).
“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(t).
“Nasdaq” means the Nasdaq Stock Market LLC.
“Nomad” shall have the meaning ascribed to such term in Section 4.6(c).
“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs.
“Ordinary Shares” means the ordinary shares of the Company, par value US$0.10 per share.
“Permitted Loan” shall have the meaning ascribed to such term in Section 4.1.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Prohibited Purchaser” shall have the meaning ascribed to such term in Section 3.2(m).
“Registrable Securities” shall have the meaning ascribed to such term in Section 4.3(a).
“Representative Director” shall have the meaning ascribed to such term in Section 4.6(a).
“Required Filings” shall have the meaning ascribed to such term in Section 3.1(f).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.
“Sanctions” shall have the meaning ascribed to such term in Section 3.1(u).
“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).
“Securities” means the Shares, the Warrant and the Warrant Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means the shares of Ordinary Shares issued or issuable to the Purchaser pursuant to this Agreement.
“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares).
“Subsequent Closing” shall have the meaning ascribed to such term in Section 2.2.
“Subsequent Subscription Amount” shall have the meaning ascribed to such term in Section 2.1(b).
“Subsidiary” means any subsidiary of the Company as set forth in Exhibit 8.1 to the Company’s annual report on Form 20-F filed with the Commission on March 3, 2020.
“Trading Day” means a day on which Nasdaq is open for trading.
“Transaction Documents” means this Agreement, the Warrant, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.
“Warrant” means the Ordinary Share subscription warrant in the form of Exhibit A attached hereto.
“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrant.
ARTICLE II.
PURCHASE AND SALE
2.1	Subscription for and Sale of the Shares and Warrant. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to subscribe for:
(a)	18,700,000 Shares at a price of US$5.00 per Share, for an aggregate price of Ninety-Three Million, Five Hundred Thousand Dollars (US$93,500,000.00) (the “Initial Subscription Amount”);
(b)	1,300,000 Shares at a price of US$5.00 per Share, for an aggregate price of Six Million, Five Hundred Thousand Dollars (US$6,500,000) (the “Subsequent Subscription Amount”); and
(c)	a Warrant to subscribe for up to an aggregate of 16,666,670 Ordinary Shares, each with an exercise price of US$6.00 per Warrant Share (subject to adjustment as provided therein).

2.2
Closings. Closing shall take place remotely via the exchange of documents and signatures at 4 p.m. Hong Kong time on July 2, 2020 with respect to the Purchaser’s subscription for the Shares set forth in Section 2.1(a) (the “Initial Closing”) and at 4 p.m. Hong Kong time on July 3, 2020 with respect to the Purchaser’s subscription for the Shares set forth in Section 2.1(b) (the “Subsequent Closing”), or at such other dates and times as the Company and Purchaser shall mutually agree. All proceedings to be taken pursuant to Sections 2.3(a) and (b) will be deemed to have been taken simultaneously at the Initial Closing or Subsequent Closing, as applicable, and no proceedings will have been deemed to have been taken until all have been taken, executed and delivered.

2.3	Deliveries and Payment.
(a)	At the Initial Closing,
(i)
the Purchaser shall deliver or cause to be delivered to the Company the Initial Subscription Amount by wire transfer of immediately available funds to the account as specified by the Company and a copy of the Warrant duly executed by the Purchaser.

(ii)
Following the receipt by the Company of the Initial Subscription Amount as set forth in Section 2.3(a)(i), the Company shall deliver or cause to be delivered to the Purchaser (A) a copy of the Warrant duly executed by the Company, (B) a certified true copy of the resolution of the Board of Directors (or a duly authorized committee) of the Company approving the allotment and issuance the Shares set forth in Section 2.1(a) to the Purchaser; and (C) a certified true copy of the Company’s application to the London Stock Exchange plc for the admission of such Shares to trading on AIM, together with a confirmation from the Company that such application was submitted to the London Stock Exchange plc. The Company shall use all reasonable endeavours to obtain admission of such Shares to trading on AIM at 8 a.m. London time July 3, 2020 and shall, at its own expense, supply or procure to be supplied all such information, give all such undertakings, execute all such documents and do or procure to be done all such things as may be required by the London Stock Exchange plc in connection with such application.

(b)	At the Subsequent Closing,
(i)	the Purchaser shall deliver or cause to be delivered to the Company the Subsequent Subscription Amount by wire transfer of immediately available funds to the account as specified by the Company.
(ii)
Following the receipt by the Company of the Subsequent Subscription Amount as set forth in Section 2.3(b)(i), the Company shall deliver or cause to be delivered to the Purchaser (A) a certified true copy of the resolution of the Board of Directors (or a duly authorized committee) of the Company approving the allotment and issuance of the Shares set forth in Section 2.1(b) to the Purchaser; and (B) a certified true copy of the Company’s application to the London Stock Exchange plc for the admission of such Shares to trading on AIM, together with a confirmation from the Company that such application was submitted to the London Stock Exchange plc. The Company shall use all reasonable endeavours to obtain admission of such Shares to trading on AIM at 8 a.m. London time July 6, 2020 and shall, at its own expense, supply or procure to be supplied all such information, give all such undertakings, execute all such documents and do or procure to be done all such things as may be required by the London Stock Exchange plc in connection with such application.

(c)
The Company shall deliver to the Purchaser (i) one or more duly issued share certificate(s) in the name of the Purchaser representing the Shares and (ii) a certified true copy of the register of members of the Company reflecting the Purchaser’s ownership of the Shares as soon as practicable but in no event later than ten (10) Business Days after the Subsequent Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1
Representations and Warranties of the Company.  Except as otherwise described in the Company’s SEC Reports, other than any risk factor or similar disclosures in any such SEC Reports contained in the “Risk Factors” or “Forward-Looking Statements” sections (or similarly titled sections) (it being acknowledged that nothing disclosed in the Company’s SEC Reports shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.1(a), (c), (d), (e), (f), (p), (q) and (r)), the Company hereby represents and warrants to the Purchaser as of the date hereof, the Initial Closing and the Subsequent Closing, as follows:

(a)
Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the Cayman Islands and has corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and to enter into and perform its obligations under the Transaction Documents; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in:  (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b)
Good Standing of Subsidiaries.  Each of the Subsidiaries has been duly organized and is validly existing in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.  The shares of each Subsidiary held by the Company have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.  The only subsidiaries of the Company are (i) the Subsidiaries and (ii) certain other subsidiaries which do not constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the 1933 Act.

(c)	Share Capital. The authorized capital of the Company is US$150,000,000 divided into 1,500,000,000 Ordinary Shares. As of the date hereof, 690,574,765 Ordinary Shares are issued and outstanding.

(d)
Authorization; Enforcement; Validity of the Shares.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than in connection with the Required Filings.  The Shares to be issued to the Purchaser under this Agreement will be validly issued, fully paid and non-assessable and will be free of Liens.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(e)
No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to the Required Filings, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(f)
Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than such filings as are required to be made under the HSR Act, applicable federal and state securities laws, Nasdaq and/or AIM in the time and manner required thereby (collectively, the “Required Filings”).

(g)
SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the

Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, immaterial, year-end audit adjustments.

(h)
Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission; (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its share capital.  Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(i)
Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.

(j)
Compliance.  Neither the Company nor any of the Subsidiaries is (i) in violation of its charter, by-laws or similar organizational document; (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject, except for such defaults that would not result in a Material Adverse Effect, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties, assets or operations, including, without limitation, the AIM Rules for Companies issued by the London Stock Exchange plc, the UK Financial Services and Markets Act 2000, as amended, the UK Financial Services Act 2012, all applicable rules and requirements of the London Stock Exchange and the United Kingdom Financial Conduct Authority, except in each case for such violations that would not result in a Material Adverse Effect.

(k)
Regulatory Permits.  The Company and its Subsidiaries possess adequate certificates, authorizations or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where failure to so possess would not reasonably be expected to result in a Material Adverse Effect.

(l)
Title to Assets.  The Company and the Subsidiaries have good and marketable title to all real property owned by them and good title in all other property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties.  All of the leases and subleases material to the business of the Company and the Subsidiaries, considered as one enterprise, are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(m)
Intellectual Property.  The Company and the Subsidiaries own, possess, license or have other rights to use or can acquire on reasonable terms all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(n)
Cybersecurity.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take, and have taken, all reasonable actions to protect (i) its trade secrets and confidential information and (ii) the confidentiality, integrity, continuous operation and security of the systems, applications, websites, databases, hardware, software and other information technology assets (and all data therein) reasonably required to operate its businesses in the manner currently operated, and so far the Company is aware, there have been no breaches, outages, unauthorized access or other violations of the same, which would require the Company or its Subsidiaries to notify them to any governmental authority or which would give rise to any fine, liability or sanction on their part.
(o)
Sarbanes-Oxley; Accounting Controls.  The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and the consolidated Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(p)	Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.
(q)
Nasdaq Listing.  The ADSs are listed on the Nasdaq Global Select Market, and the Company has not received any notification that, and has no knowledge that, Nasdaq is contemplating terminating such listing.

(r)
Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 3.2 hereof, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any Person or Persons so as to bring the sale of such Securities by the Company within the registration requirements of the Securities Act.

(s)
Anti-Bribery and Anti-Corruption.  Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any respective director, officer, agent, employee or other representative acting on behalf of the Company or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such Persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or any similar law or regulation to which the Company, any of the Subsidiaries, any director, officer, agent, employee or other representative of the Company or any of the Subsidiaries is subject; and the Company has instituted, maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with such anti-bribery and anti-corruption laws.

(t)
Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the applicable money laundering statutes of all jurisdictions in which they operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(u)
Economic Sanctions. None of the Company, its Subsidiaries, nor, to the Company’s knowledge, any respective director, officer, employee, affiliate or representative of the Company or any Subsidiary is a Person that is currently the subject or target of any sanctions administered or enforced by the United States or other relevant sanctions imposed by any other governmental body to which the Company or any Subsidiary is subject (collectively, “Sanctions”) as a result of which entry into this Agreement and the Transaction Documents or the performance of any transactions contemplated herein and therein by the Company would cause the Company or any of the Subsidiaries to violate any Sanctions applicable to it, nor is the Company or any of the Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(v)
Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all tax returns required to be filed by it, and all such filed tax returns (taking into account all amendments thereto) are true, complete and accurate, (b) all taxes owed by the Company and its Subsidiaries that are due (whether or not shown on any tax return) have been timely paid, except for taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any tax return relating to any taxes of the Company or any of its Subsidiaries or with respect to any taxes due from the Company or any of its Subsidiaries by any governmental authority is, to the knowledge of the Company, currently in progress or threatened in writing, (d) none of the Company or its Subsidiaries has liability for any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract and (e) none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(w)
Environmental Laws. The Company and its Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities or any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x)
No Labor Disputes.  No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(y)
Insurance. The Company and its Subsidiaries have insurance to an extent which is prudent in accordance with customary industry practice to protect the Company and the Subsidiaries and their respective businesses, and all such insurance is in full force and effect. Neither the Company nor any of its Subsidiaries (a) has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage as may be necessary to continue its business at a cost that would not result in a Material Adverse Effect.

(z)
Independent Accountants. PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company and its Subsidiaries included in the SEC Reports, is, to the best knowledge of the Company after due inquiry, an independent registered public accounting firm with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(aa)
Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud of which the Company is aware, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(bb)
No Other Disputes. No dispute with the business partners, principal suppliers, contractors or customers of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent dispute with, the business partners, principal suppliers, contractors or customers of any of the Company or its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any notice of cancellation or termination with respect to any material agreement to which it is a party.

3.2
Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as of the date hereof, the Initial Closing and the Subsequent Closing, as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)	Good Standing. The Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.
(b)	Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this

Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser.  Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)
Understandings or Arrangements.  The Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other Person to distribute or regarding the distribution of such Securities.  The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(d)
No Registration.  The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)	No Public Market. The Purchaser understands that no public market now exists for the Warrant, and that the Company has made no assurances that a public market will ever exist for the Warrant.
(f)
Non-U.S. Person. The Purchaser represents that it is not and on each date on which it exercises the Warrant, it will not be a U.S. Person and it is and on each date on which it exercises the Warrant it will be located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

(g)
Purchaser Status.  At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises the Warrant, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(h)
Experience of the Purchaser.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of an investment in the Securities and is able to afford a complete loss of such investment.

(i)
General Solicitation.  The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(j)
Access to Information.  The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Securities.

(k)
Company Reliance.  The Purchaser acknowledges that (i) the Company is relying on the Purchaser’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, the Company would not enter into this Agreement or engage in the transactions contemplated by this Agreement.

(l)
Certain Transactions and Confidentiality.  Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser and the Company commenced discussions regarding a potential investment in the Company, including the transactions contemplated hereunder, and ending immediately prior to the execution hereof.  Other than to other Persons party to this Agreement or to the Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).  Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty against, or a prohibition of, any actions with respect to the borrowing of, arrangement to borrow, identification of the availability of, and/or securing of, securities of the Company in order for the Purchaser (or its broker or other financial representative) to effect Short Sales or similar transactions in the future.

(m)
Prohibited Purchaser.  The Purchaser represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with it, nor any Person having a beneficial interest in it, nor any Person on whose behalf the Purchaser is acting (i) a Person that is currently the subject of Sanctions; (ii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iii) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (iv) is otherwise prohibited from investing in the Company pursuant to applicable Money Laundering Laws, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (iv), each a “Prohibited Purchaser”).  The Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable Money Laundering Laws, anti-terrorist and asset control laws, regulations, rules and orders.  The Purchaser consents to the disclosure to regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about the Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable Money Laundering Laws, anti-terrorist and asset control laws, regulations, rules and orders.  If the Purchaser is a financial institution that is subject to the USA Patriot Act, the Purchaser represents that it has met all of its obligations under the USA Patriot Act.  The Purchaser acknowledges that if, following its investment in the Company, the Company reasonably believes that the Purchaser is a Prohibited Purchaser, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require the Purchaser to transfer the Shares.  The Purchaser further acknowledges that the Purchaser will have no claim against the Company or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions.

(n)
Restrictive Legends.  Purchaser understands that the Securities may bear one or all of the following legends (or substantially similar legends), unless and until the Shares and the Warrant Shares are registered under the Securities Act pursuant to an effective registration statement:

(i)
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.
(o)
No Other Representations or Warranties.  The Purchaser acknowledges and agrees that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and that, except as otherwise provided herein, the Purchaser has not relied on the accuracy or completeness of any information not contained in the Transaction Documents.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1
Lock-Up.  During the one (1) year period following the date of the Initial Closing (the “Lock-Up Period”), the Purchaser shall not and shall cause its Affiliates not to, without the prior consent of the Company, directly or indirectly, Dispose of any of the Securities, together with any Ordinary Shares, ADSs or Ordinary Share Equivalents issued in respect thereof as a result of any share split, share dividend, share exchange, merger, consolidation or similar recapitalization. Notwithstanding the foregoing, the Purchaser and its Affiliates shall be permitted to transfer any of the Securities to their Affiliates, provided that such Affiliates shall be bound by the Purchaser’s obligations in this Section 4.1 for the balance of the Lock-Up Period as if such Affiliates were a party hereto.

4.2	Offering Lock-Up. The Purchaser shall, if requested by the Company and an underwriter of Ordinary Shares, ADSs or Ordinary Share Equivalents in connection with any public offering involving an underwriting of Ordinary Shares, ADSs or Ordinary Share Equivalents, agree not to Dispose of any Ordinary Shares, ADSs or Ordinary Share Equivalents for a specified period of time, such period of time not to exceed ninety (90) days.  Any lock-up agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering.  The Company may impose stop transfer instructions with respect to the Ordinary Shares, ADSs or Ordinary Share Equivalents subject to the foregoing restrictions until the end of the specified period of time.  The foregoing provisions of this Section 4.2 shall not apply (a) if the Purchaser and its Affiliates collectively beneficially own less than 5% of the outstanding share capital of the Company as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act, or (b) to the sale of any securities to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Purchaser only if all officers and directors as well as all shareholders beneficially owning 5% or more of the outstanding share capital are subject to the same restrictions.

4.3	Registration Rights.
(a)
Within 30 days following a written request by the Purchaser at any time after the expiration of the Lock-Up Period (or any earlier termination or waiver by the Company thereof), or such earlier time as the Company in its sole discretion may agree in writing, the Company shall file a prospectus supplement or a registration statement to register the resale of the Registrable Securities on a Form F-3ASR or Form F-3 registration statement under the Securities Act and use reasonable best efforts to have such registration statement declared effective, if the Company is not eligible to use Form F-3ASR, and maintain the effectiveness of such registration statement for a period ending on the date the Purchaser no longer holds Registrable Securities.  The Company shall use its reasonable best efforts to maintain its eligibility to utilize a registration on Form F-3 or Form F-3ASR. For purposes of this Section 4.3, “Registrable Securities” shall mean the Shares and Warrant Shares (whether held in the form of Ordinary Shares or ADSs representing Ordinary Shares) and any Ordinary Shares (or ADSs representing Ordinary Shares) issuable with respect to the Shares and Warrant Shares by way of a dividend, share split or other distribution, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that such Registrable Securities shall not be considered to be Registrable Securities (i) at any time that such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Purchaser complying with any method of sale requirements or notice requirements under Rule 144, or (ii) if such securities have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration.

(b)
All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 4.3, including all registration, filing and qualification fees (including “blue sky” fees and expenses); printers’ and accounting fees (excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); fees and disbursements of counsel for the Company; and fees and disbursements of counsel for the Purchaser acting as selling shareholder counsel for up to two (2) registration statements and/or prospectus supplement filings pursuant to this Section 4.3 in an aggregate amount not to exceed US$75,000 each shall be borne and paid by the Company, except that any (i) discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals applicable to the sale of any of the Registrable Securities and (ii) fees payable pursuant to the Deposit Agreement shall be borne by the Purchaser.

(c)	Notwithstanding anything to the contrary contained herein, the Company may, upon written notice, suspend the use of any registration statement, including any prospectus that forms a part of a registration statement, if the Company (i) determines that it would be required to make disclosure of material information in the registration statement that the Company has a bona fide business purpose for preserving as confidential; (ii) the Company determines it must amend or supplement the registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading; or (iii) the Company has experienced or is experiencing some other material non-public event, including a pending transaction involving the Company, the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, in no event shall sales of Registrable Securities be suspended pursuant to the registration statement for a period that exceeds thirty (30) consecutive Trading Days or sixty (60) total Trading Days in any 360-day period (any such suspension contemplated by this Section 4.3(c), an “Allowed Delay”).  Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Purchaser and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby. The Purchaser agrees that, upon receipt of any notice from the Company of an Allowed Delay, the Purchaser will immediately discontinue disposition of Registrable Securities pursuant to any registration statement covering such Registrable Securities, until the Purchaser is advised by the Company that such dispositions may again be made.

(d)
With a view to making available to the Purchaser the benefits of Rule 144, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Shares or Warrant Shares under the Securities Act, at all times, to the extent required from time to time to enable the Purchaser to resell Shares or Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Shares or Warrant Shares), as such rule may be amended from time to time.

(e)
The Purchaser shall furnish in writing to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.  The Purchaser, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a registration statement and/or prospectus hereunder.

(f)
To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser and its officers, directors, partners, members, employees and agents, successors and assigns, and each other Person, if any, who controls the Purchaser (within the meaning of the Securities Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Purchaser or any such controlling Person in writing specifically for use in such registration statement or prospectus, (ii) the use by the Purchaser of an outdated or defective prospectus after the Company has notified the Purchaser in writing that such prospectus is outdated or defective or (iii) the Purchaser’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities.

(g)
To the extent permitted by law, the Purchaser agrees to indemnify and hold harmless the Company, its directors, officers, employees, shareholders and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in any registration statement or prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding the Purchaser and furnished in writing by the Purchaser to the Company for inclusion in such registration statement or prospectus or amendment or supplement thereto. In no event shall the liability of the Purchaser be greater than the dollar amount of the net proceeds (after payment of underwriting discounts and commissions) received by the Purchaser upon the sale of the Registrable Securities included in such registration statement giving rise to such indemnification obligation.

(h)
Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(i)	If for any reason the indemnification provided for in the preceding paragraphs (f) and (g) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

4.4
Management Advisor.  Following the initial acquisition of the Ordinary Shares pursuant to this Agreement, the Purchaser shall have the right, but not the obligation, to appoint an employee of the Purchaser or its Affiliates, or an advisor or consultant engaged by the Purchaser or its Affiliates, to act as a management advisor to the Company. Such management advisor shall provide management, business development and financial advisory services to the Company from time to time in the discretion of the management advisor.  Subject to their availability and other duties to the Company, the chief executive officer and chief financial officer of the Company shall make themselves available to meet with the management advisor during regular business hours upon request. The management advisor shall execute a confidentiality agreement in a reasonable form in favor of the Company. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. The management advisor is an independent contractor and shall not have the authority to bind or obligate the Company. The management advisor shall not be compensated by the Company for any such services provided. Any individual to be appointed as a management advisor shall have the skill and integrity appropriate to advise a listed company in the life sciences sector. The Purchaser’s rights as set forth in this Section 4.4 shall terminate if (i) the Purchaser has the right to appoint a board observer pursuant to Section 4.5, (ii) the Purchaser’s rights in relation to the appointment of a director are exercisable pursuant to Section 4.6(a) or (iii) the Purchaser and its Affiliates hold in the aggregate less than fifty percent of the number of Shares acquired pursuant to Sections 2.1(a) and (b) hereunder.

4.5
Board Observer.  Unless the Company has already voluntarily allowed an individual to act as a nonvoting observer to the Board of Directors on behalf of the Purchaser, if the Purchaser and its Affiliates in the aggregate hold at least 4.625% of the issued and outstanding Ordinary Shares (either in the form of Ordinary Shares or ADSs) of the Company, the Purchaser shall have the right, but not the obligation, to appoint an employee of the Purchaser or its Affiliates, or an advisor or consultant engaged by the Purchaser or its Affiliates, to act as a nonvoting observer to the Board of Directors, provided that the Purchaser’s right under this Section 4.5 shall terminate if at any time (i) the Purchaser and its Affiliates hold less than 3.083% of the then-issued and outstanding share capital of the Company or (ii) the Purchaser and its Affiliates hold less than 4.625% (but more than 3.083%) of the then-issued and outstanding share capital of the Company if, for purposes of sub-clause (ii), the reduction in such percentage is attributable to the Purchaser or its Affiliates engaging in a Disposal of the Ordinary Shares (or ADSs), which Disposal results in the Purchaser and its Affiliates in the aggregate holding fewer number of ordinary shares than they originally held to initially attain the right to appoint a board observer pursuant to this Section 4.5, or the failure by the Purchaser (or its Affiliates) to participate in an offering or sale of Ordinary Shares extended to the Purchaser (or its Affiliates) on a pro rata basis. Any individual to be appointed as a nonvoting observer shall have the skill and integrity appropriate to participate in a board meeting of a listed company in the life sciences sector. Any such observer shall be entitled to receive all notices, written documents and materials provided to the directors at same time as the members of the Board of Directors and to be invited to and to attend all meetings of the Board of Directors and its committees in a nonvoting capacity. Any such observer shall execute a confidentiality agreement in a reasonable form approved by the Board of Directors for such purpose.  The Board of Directors shall be permitted to exclude such observer from attending any portion of any meetings and receiving any portion of any information, if attendance at such portion of the meeting or access to such information could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or a conflict of interest, or interfere with the fiduciary duties of the Board of Directors.  The Purchaser’s rights as set forth in this Section 4.5 shall terminate if the Purchaser’s rights in relation to the appointment of a director are exercisable pursuant to Section 4.6(a). For the avoidance of doubt, the Purchaser’s rights as set forth in this Section 4.5 shall be reinstated if the Purchaser no longer has the right to appoint a director pursuant to Section 4.6(a).

4.6	Board Representation.
(a)
Unless the Company has already voluntarily allowed an individual to act as a member of the Board of Directors on behalf of the Purchaser, if the Purchaser and its Affiliates in the aggregate hold at least 8.5% of the issued and outstanding Ordinary Shares (either in the form of Ordinary Shares or ADSs) of the Company, the Purchaser shall have the right, but not the obligation, to nominate, by way of written notice to the Company, an employee of the Purchaser or its Affiliates, or an advisor or consultant engaged by, the Purchaser or its Affiliates as a non-executive director to the Board of Directors (a “Representative Director”) and the Company shall, following such nomination, procure that such Representative Director is appointed as an additional member of the then-current Board of Directors as soon as reasonably practicable.  The Purchaser’s rights under this Section 4.6(a) shall terminate if at any time (i) the Purchaser and its Affiliates hold less than 5.667% of the then-issued and outstanding share capital of the Company or (ii) the Purchaser and its Affiliates hold less than 8.5% (but more than 5.667%) of the then-issued and outstanding share capital of the Company if, for purposes of sub-clause (ii), the reduction in such percentage is attributable to the Purchaser or its Affiliates engaging in a Disposal of the Ordinary Shares (or ADSs), which Disposal results in the Purchaser and its Affiliates in the aggregate holding fewer number of ordinary shares than they originally held to initially attain the right to board representation pursuant to this Section 4.6, or the failure by the Purchaser (or its Affiliates) to participate in an offering or sale of Ordinary Shares extended to the Purchaser (or its Affiliates) on a pro rata basis.

(b)
The Purchaser shall ensure that the Representative Director: (i) is a natural person with skill and integrity appropriate for a director of a listed company in the life sciences sector; (ii) does not have any direct or indirect interest which the Board of Directors determines would materially conflict with the interests of the Company and would make it inappropriate for that person to act as a director of the Company; and (iii) is not otherwise precluded from being a director. The Representative Director shall execute a confidentiality agreement in a reasonable form approved by the Board of Directors.

(c)
The Purchaser shall consult with the Company and its nominated adviser (as defined under the AIM Rules for Companies published by the London Stock Exchange plc, the “Nomad”) prior to making an appointment or re-appointment pursuant to this Section 4.6. The Purchaser agrees and acknowledges that the appointment or re-appointment of a Representative Director shall be subject to the prior written approval of the Nomad (such approval not to be unreasonably withheld or delayed) following all such due diligence as it deems appropriate in order to assess the ongoing appropriateness of the Company for admission to trading on AIM in accordance with the AIM Rules for Nominated Advisers published by the London Stock Exchange plc. The Purchaser further acknowledges that the U.K. Corporate Governance Code and the listing standards of any other stock exchange on which the Company’s securities are traded may contain requirements as to the composition of the Board of Directors, including the inclusion of a certain number of independent directors, which the Company may observe, taking into account the Purchaser’s rights in this Section 4.6, and the Purchaser will provide reasonable cooperation to the Company in relation to the same.

(d)
The Board of Directors may by notice in writing terminate the appointment of a Representative Director (immediately or otherwise) (x) if the Purchaser’s rights terminate pursuant to Section 4.6(a) or (y) if the Representative Director:

(i)	is disqualified from acting as a director under the articles of association of the Company or for any reason;
(ii)	does not satisfy the requirements of Section 4.6(b);
(iii)	commits any act of fraud or is negligent in the performance of his duties;
(iv)	commits a material breach of his obligations under the terms of his letter of appointment or similar instrument; or
(v)	is required to resign as director when a takeover offer made for the entire issued capital of the Company becomes wholly unconditional, if requested to do so by the Board of Directors.
(e)
The Purchaser acknowledges that a Representative Director shall from time to time be subject to retirement by rotation as required by the articles of association of the Company and/or re-election at the annual general meeting of the Company in compliance with the relevant corporate governance code that the Board of Directors has decided to apply and, further, that there shall be no cause of action under this Agreement if shareholders of the Company vote against the appointment or reelection of a person nominated as Representative Director.

(f)
In the event the Representative Director is nominated for election or re-election at a meeting of the shareholders of the Company but is not elected or re-elected by the shareholders, the Company’s obligations pursuant to Section 4.6(a) shall terminate with respect to such individual. Notwithstanding the foregoing sentence, in the event a Representative Director is not elected or re-elected by the shareholders, the Purchaser retains the right to appoint a new Representative Director in accordance with this Section 4.6, and the Company’s obligations pursuant to this Section 4.6 remain in effect with respect to such new Representative Director.

4.7
Antitrust Filings. Upon the request of the Purchaser, the Company shall cooperate with the Purchaser and use (and shall cause its Affiliates to use) its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the Purchaser in doing, all things necessary, proper or advisable to obtain the expiration or termination of any applicable waiting period under the HSR Act and other applicable antitrust laws to allow for any increase in the Purchaser’s beneficial ownership of the Company’s equity securities pursuant to the exercise of the Warrant or the acquisition of the Company’s equity securities by the Purchaser during the exercise term of the Warrant as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, such increase, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions and (iii) execute and deliver any additional instruments necessary for any increase in the Purchaser’s beneficial ownership of the Company’s equity securities pursuant to the exercise of the Warrant or the acquisition of the Company’s equity securities by the Purchaser during the exercise term of the Warrant. Without limiting the foregoing, the Company shall prepare and file, within five (5) Business Days following the request by the Purchaser to prepare such filing, any required Notification and Report Form in connection with any increase in the Purchaser’s beneficial ownership of the Company’s equity securities pursuant to the exercise of the Warrant or the acquisition of the Company’s equity securities by the Purchaser during the exercise term of the Warrant requiring prior approval pursuant to the HSR Act. In connection with such undertakings, the Company shall cooperate and consult with the Purchaser and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and governmental authorities, necessary or advisable in relation to any increase in the Purchaser’s beneficial ownership of the Company’s equity securities pursuant to the exercise of the Warrant or the acquisition of the Company’s equity securities by the Purchaser during the exercise term of the Warrant. Nothing in this Section 4.7 shall require the Company to agree, negotiate, commit to or effect, by consent decree, hold separate or otherwise, to (i) the sale, divestiture or disposition of any of its assets or businesses, or (ii) any limitation on the conduct of the Company businesses.

4.8	Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes.
4.9
Reservation of Ordinary Shares.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Ordinary Shares for the purpose of enabling the Company to issue the Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrant.

4.10	Listing Maintenance. The Company hereby agrees to use reasonable best efforts to maintain the listing of the ADSs on Nasdaq.
4.11
Certain Transactions and Confidentiality.   The Company agrees to publicly disclose the transactions contemplated by this Agreement and the terms hereof in the manner required by law or regulation within two (2) Trading Days of the execution of this Agreement.  The Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced.  The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly announced by the Company, the Purchaser will maintain the confidentiality of the existence and terms of this transaction; provided, however, that (a) the Purchaser is permitted to make such disclosures of information as required by law or regulation and (b) the Purchaser may make disclosures of the existence and terms of this transaction to its and its Affiliates’ directors, employees, advisors, accountants, counsel, agent, members, partners, limited partners and potential partners so long as such recipients are obligated to maintain the confidentiality of such information.

4.12
Assistance in Certain Sale Transactions.  In connection with any sale of Ordinary Shares or Warrant Shares by the Purchaser pursuant to a registration statement or in an exempt transaction pursuant to Rule 144, if requested by the Purchaser in writing, the Company shall (i) promptly deliver applicable instructions letters to the Company’s transfer agent to remove legends from the Purchaser’s share certificates, (ii) cause the prompt delivery of any necessary legal opinions from the Company’s counsel to the effect that the removal of such legends in such circumstances may be effected under the Securities Act, and (iii) promptly deliver instruction letters to the Company’s share registrar and depositary bank to convert, at the Company’s expense, the Purchaser’s Ordinary Shares and Warrant Shares into ADSs to be deposited in the Purchaser’s brokerage account, provided, in each case, that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith. In contemplating any sale of Ordinary Shares or Warrant Shares by the Purchaser representing 1% or more of the then-outstanding share capital of the Company, the Purchaser will, to the extent commercially possible, discuss with the Company about such potential sale to allow for the Company to provide the Purchaser assistance in finding a buyer for the Ordinary Shares or Warrant Shares; provided that the parties acknowledge that the foregoing is a good faith endeavor and creates no obligation on the Purchaser to inform the Company of all sale transactions; and provided further that the Purchaser shall retain full and sole discretion to determine the timing and buyer in any such Disposal.

ARTICLE V.
MISCELLANEOUS
5.1
Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.2
Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3
Termination of Rights.  If the Company proposes to list its shares on The Stock Exchange of Hong Kong Limited (the “HKSE”) and determines in good faith that the rights of the Purchaser as set forth in Sections 4.5 and/or 4.6 would be in breach of or are otherwise prohibited by any rules or requirements (including any guidance letters) of the HKSE, the Company shall notify the Purchaser as soon as reasonably practicable.  The Purchaser agrees that unless otherwise permitted by the HKSE, such rights shall terminate and be of no further force or effect without the requirement of further action by the parties on the date of completion of the listing of the Company’s shares on the HKSE.  The parties further agree to cooperate and negotiate in good faith any other amendments to the terms of this Agreement if necessary to ensure that the proposed listing of the Company on the HKSE is achieved in accordance with the Company’s proposal and in doing so, will give due regard to the original rights of the Purchaser prior to such amendments, including using reasonable best efforts to provide similar rights and opportunities to the Purchaser as set forth in Sections 4.5 and/or 4.6 that are in compliance with HKSE rules or requirements.

5.4
Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iv) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Hutchison China MediTech Limited
48th Floor, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Telephone:  +852 2121 8200
Facsimile:   +852 2121 8281
Attention:  Edith Shih and Charles Nixon
Email:  EdithS@ckh.com.hk and CharlesN@chi-med.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher
32/F Gloucester Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone:  +852 2214 3723
Attention:  Paul Boltz
Email:  PBoltz@gibsondunn.com
If to the Purchaser:

General Atlantic Asia Limited
Suite 5704-5706, 57F Two IFC
8 Finance Street, Central
Hong Kong
Attention: Ivy Tang
Email:  itang@generalatlantic.com
With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Fukoku Seimei Building, 2nd Floor
2-2 Uchisaiwaicho 2-chome
Chiyoda-ku, Tokyo 100-0011, Japan
Telephone: +81-3-3597-8101
Attention: Betty Yap and Tong Yu
Email: byap@paulweiss.com and tyu@paulweiss.com

Notices sent pursuant to this Section 5.4 shall be sufficient for service of process.
5.5
Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  Any amendment or waiver effected in accordance with this Section 5.5 shall be binding upon the Purchaser and the Company.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7
Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).  The Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a change of control of the Purchaser, provided that the assignee shall agree in writing to be bound by the provisions of this Agreement and the Purchaser shall not be relieved of its obligations hereunder.

5.8
Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.9
No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.10
Governing Law; Arbitration.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.   Any dispute, controversy or claim arising out of or relating to the Transaction Documents or their subject matter shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre in accordance with the HKIAC Administered Arbitration Rules then in force.  The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. Nothing herein shall prohibit the parties from seeking equitable relief, including an injunction and specific performance, in any competent court having jurisdiction.

5.11
Survival.  Subject to applicable statutes of limitations, the representations, warranties, covenants, and agreements contained in this Agreement shall survive for a period of two (2) years after the date hereof and thereafter shall have no further force and effect.

5.12
Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.13
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.14
Construction.  The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.  In addition, each and every reference to Ordinary Shares and Ordinary Share prices in any Transaction Document shall be subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
HUTCHISON CHINA MEDITECH LIMITED

By:	/s/ Christian Hogg
Name:	Christian Hogg
Title:	Chief Executive Officer

GENERAL ATLANTIC SINGAPORE HCM PTE. LTD.

By:	/s/ ONG YU HUAT
Name:	ONG YU HUAT
Title:	DIRECTOR

Exhibit A
Form of Warrant
See attached.

EXHIBIT A

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

ORDINARY SHARES SUBSCRIPTION WARRANT

Warrant Shares: 16,666,670	Issue Date: [•], 2020
THIS ORDINARY SHARES SUBSCRIPTION WARRANT (the “Warrant”) certifies that, for value received, General Atlantic Singapore HCM Pte. Ltd., a company incorporated under the laws of Singapore, (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the 5:00 p.m. Eastern time on [18 months after the Issue Date] (the “Termination Date”) but not thereafter, to subscribe for Hutchison China MediTech Limited, an exempted company incorporated in the Cayman Islands (the “Company”), 16,666,670 (subject to adjustments as provided below) (the “Warrant Shares”) ordinary shares of the Company, par value US$0.10 per share (the “Ordinary Shares”).  Notwithstanding the foregoing, if the Holder has in good faith filed a Notification and Report Form considered to be reasonably necessary pursuant to the HSR Act or any other similar filing under other applicable antitrust laws in connection with the acquisition of the Warrant Shares upon the exercise of the Warrants, the Termination Date shall be extended automatically until the tenth (10th) Business Day following the expiration or termination of any applicable waiting periods under the HSR Act and other applicable antitrust laws provided that any such extension shall not exceed the forty-fifth (45th) Business Day following the Termination Date unless further extended in the sole discretion of the Company.

Section 1.          Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Subscription Agreement (the “Subscription Agreement”), dated June [25], 2020, among the Company and the subscriber signatory thereto.
Section 2.          Exercise.
(a)          Exercise of Warrant.  Exercise of the subscription rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise substantially in the form attached hereto as Annex A (the “Notice of Exercise”).
(i)          Delivery of Aggregate Exercise Price.  Within two (2) Business Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price (as defined below) for the shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds to the account as specified by the Company.  No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.
(ii)          Surrender of Warrants.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has subscribed for all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days of the date the final Notice of Exercise is delivered to the Company.  Partial exercises of this Warrant resulting in a subscription of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares subscribed.
(iii)          Objection.  The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice.
(iv)          Records.  The Holder and the Company shall each maintain records showing the number of Warrant Shares subscribed and the date of such subscriptions.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the subscription of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for subscription hereunder at any given time may be less than the amount stated on the face hereof.
(b)          Exercise Price.  The exercise price per share of the Ordinary Shares under this Warrant shall be US$6.00, subject to adjustment hereunder (the “Exercise Price”).
(c)          Mechanics of Exercise.
(i)          Update of Register of Members and Delivery of Share Certificate.  The Company shall cause the register of members of the Company to be updated to reflect the Holder’s ownership of the Warrant Shares subscribed hereunder and deliver a certified true copy thereof one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”).  Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the Warrant Share Delivery Date, provided that payment of the aggregate Exercise Price is received within two (2) Business Days following delivery of the Notice of Exercise. The Company shall deliver to the Holder a duly issued share certificate as soon as practicable after the Warrant Share Delivery Date, but in no event later than ten (10) Trading Days after the Warrant Share Delivery Date. The duly issued share certificate may also be delivered by electronic means at the request of the Holder through on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(ii)          Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of Holder to subscribe for the unsubscribed Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
(iii)          Rescission Rights.  If the Company fails to cause the transfer agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.
(iv)          Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause the transfer agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(c)(i), pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to subscribe (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise subscribes, for Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash
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to the Holder the amount, if any, by which (x) the Holder’s total subscription price (including brokerage commissions, if any) for the Ordinary Shares so subscribed exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such subscription obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.
(v)          No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to subscribe upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
(vi)          Charges, Taxes and Expenses.  Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by an assignment form substantially in the form attached hereto as Annex B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise.
(vii)          Closing of Books.  The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
Section 3.          Certain Adjustments.
(a)          Share Dividends and Splits.  If the Company, at any time while this Warrant is outstanding:  (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
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(b)          Other Distributions.  If the Company, at any time while this Warrant is outstanding, shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all (or substantially all) of holders of its Ordinary Shares (excluding dividends of its Ordinary Shares and other dividends or distributions referred to in Section 3(a) above), by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number Ordinary Shares acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution; provided, however, that the Holder shall only be permitted to take delivery of such Distribution if and to the extent the Holder exercises some or all of the Warrant (the portion of delivery of the Distribution shall be based on the pro rata portion of the Warrant Shares issuable upon the portion of the Warrant exercised as compared to the maximum number of Warrant Shares issuable upon complete exercise of the Warrant), provided that, to the extent that the Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised the Warrant, at which time the Company shall issue to the Holder the pro rata portion of such Distribution equivalent to that portion of this Warrant then exercised.
(c)          Business Combinations.  In case of the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property, the Holder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Ordinary Shares issuable (at the time of such reclassification, consolidation, merger, sale or transfer of all or substantially all of the assets, or share exchange) upon exercise of this Warrant immediately prior to such reclassification, consolidation, merger, sale or transfer of all or substantially all of the assets, or share exchange would have been entitled to receive upon consummation of such reclassification, consolidation, merger, sale or transfer of all or substantially all of the assets, or share exchange; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this Section 3(c). If and to the extent that the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reclassification, consolidation, merger, sale or transfer of all or substantially all of the assets, or share exchange, then the consideration that the Holder shall be entitled to receive upon exercise of this Warrant shall be specified by the Holder, which specification shall be made by the Holder by the later of (i) ten (10) Business Days after the Holder is provided with a final version of all material information concerning such choice as is provided to the holders of Ordinary Shares, and (ii) the last time at which the holders of Ordinary Shares are permitted to make their specifications known to the Company; provided, however, that if the Holder fails to make any specification within such time period, the Holder’s choice shall be deemed to be whatever choice is made by a plurality of all holders of Ordinary Shares that are not affiliated with the Company (or, in the case of a consolidation, merger, sale or similar transaction, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reclassification, consolidation, merger, sale or transfer of all or substantially all of the assets, or share exchange, all references to “Shares” herein shall be deemed to refer to the consideration to which the Holder is entitled pursuant to this Section 3(c).
(d)          Calculations.  All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 3, the number of
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Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.
(e)          Notice to Holder.
(i)          Adjustment to Exercise Price.  Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.
(ii)          Notice to Allow Exercise by Holder.  If the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be delivered by facsimile or email to the Holder, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dissolution, liquidation or winding up of the affairs of the Company or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to participate in such dissolution, liquidation or winding up of the affairs of the Company is to be determined or (y) the date on which such dissolution, liquidation or winding up of the affairs of the Company is expected to be filed, become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such dissolution, liquidation or winding up of the affairs of the Company; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
Section 4.          Transfer of Warrant.
(a)          Transferability.  At any time after the Lock-up Period, this Warrant and all rights hereunder are transferable, in whole or in part, upon the prior consent of the Company (which consent is not to be unreasonably withheld or delayed) and surrender of this Warrant at the principal office of the Company or its designated agent, together with (i) a written assignment of this Warrant substantially in the form attached hereto as Annex B duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer and (ii) any other documents or certificates reasonably requested by the Company to effect such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion, if any, of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the subscription of Warrant Shares without having a new Warrant issued.
(b)          New Warrants.  This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.  All Warrants issued on transfers or exchanges shall be dated the initial issue date set forth on the first page of this
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Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
(c)          Warrant Register.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.          Compliance with Securities Laws; Disposition of Warrant or Warrant Shares.  Holder, by accepting this Warrant, represents to the Company that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for its own account for investment purposes only and not with a view to distribution or resale, and that Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Securities Act, or any state or other securities laws.  This Warrant, any Warrant subsequently issued to the Holder and all certificates representing the Warrant Shares issued hereunder (unless registered under the Securities Act and any applicable state or other securities law) shall be stamped or imprinted with a legend in substantially the following form:
[THIS WARRANT HAS] [THE SECURITIES EVIDENCED HEREBY HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
Section 6.          Miscellaneous.
(a)          No Rights as Shareholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2.
(b)          Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.
(c)          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
(d)          Authorized Shares; Noncircumvention.
The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any subscription rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the subscription rights under this Warrant.  The Company will take all such action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of Nasdaq or other trading market on which the Ordinary Shares are
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listed, as applicable.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the subscription rights represented by this Warrant will, upon exercise of the subscription rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable.
Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
(e)          Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription Agreement.
(f)          Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies.
(g)          Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.
(h)          Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
(i)          Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
(j)          Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(k)          Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of
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such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
(l)          Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
[Signature Page(s) Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

HUTCHISON CHINA MEDITECH LIMITED

By:
Name:
Title:

GENERAL ATLANTIC SINGAPORE HCM PTE. LTD.

By:
Name:
Title:

ANNEX A
NOTICE OF EXERCISE
TO:          HUTCHISON CHINA MEDITECH LIMITED
(1)          The undersigned hereby elects to subscribe for ____________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)          Payment shall take the form of lawful money of the United States.
[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ANNEX B
ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to subscribe for shares)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address: